Exhibit 4.29

SCOTIABANK (IRELAND) LIMITED I.F.S.C. House, Custom House Quay, Dublin 1, Ireland. Telephone: Dublin 353-1-790 2000 Fax: 353-1-670-0684 S.W.I.F.T. Address: NOSCIE 2X
18 March 2010
The Directors
Stealthgas Inc
331 Kifissias Avenue
Kifissia 14561
Greece
For the attention of Mr. Andrew Simmons
Dear Sir,
AMENDMENT LETTER
Stealthgas Inc. Facility Agreement For A USD46,875,000 Term Loan dated June 21 2007, as amended by, among others, Supplemental Agreement dated 8 January 2008
Further to the request from yourselves, Scotiabank (Ireland) Ltd (“SBI”) agrees to the following amendments:
For a period from 1 Jan 2010 to the Maturity Date:
by deleting the definition of “Margin” and replacing it with:
“Margin” means, in relation to each Interest Period, 2.00% per annum.
For a period from 1 Jan 2010 to 30 September 2010 only:
by amending the definition of “Required Security Amount” to read:
“Required Security Amount” means the amount in USD (as certified by the Lender) which is ninety percent (90%) of the Loan by amending the definition of “Security Value” to read:
“Security Value” means the amount in USD (as certified by the Lender) which is, at any relevant time, the aggregate of (a) the Valuation Amounts of the Mortgaged Vessels as most recently determined in accordance with clause 8.2.2 and (b) the net realizable market value of any additional security for the time being actually provided to the Lender pursuant to clause 8.2. l(b);
From 1 October 2010, the definitions of “Required Security Amount” and “Security Value” will revert to their definitions immediately prior to signing of this Amendment Letter.
Directors: J.C. Heath — Chairman (Canada), R. Masters — Chief Executive Officer (G.B), W.F.P. Swords.
R.L. Egan, I.S. Steers (G.B), C.H. Taylor (G.B). P.A. Williams (G.B), G.H. Stlnnes (Germany).
Registered In Ireland 30350, A wholly owned subsidiary of The Bank of Nova Scotia International Limited
Scotiabank (Ireland) Limited Is authorised and regulated by the Financial Regulator In Ireland

If Stealthgas Inc. agrees with the foregoing, please sign and return to SBI the enclosed copy of this Amendment Letter no later than 20 March 2010. The amendment herein will not take effect until SBI receives your countersigned letter.

Yours sincerely /s/ Daniel Muldoon Scotiabank (Ireland) Limited STEALTHGAS INC P.O. Box 1405, Majuro Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands

/s/ Andrew J. Simmons
Name:	Andrew J. Simmons
Title:	CFO

For and on behalf of Stealthgas Inc.